                                EXHIBIT 99.10

Form of Stock Option Assumption Agreement for Options issued to employees and officers pursuant to the Medisys, Inc. 1989 Stock Option Plan.

                                 EXHIBIT 99.10

                       STOCK OPTION ASSUMPTION AGREEMENT

OPTIONEE: 1~,
NUMBER OF MEDISYS SHARES: 2~
GRANT DATE: 3~
ORIGINAL EXERCISE PRICE PER SHARE:


   WHEREAS, the undersigned Optionee was previously granted the stock option described above (the "Option") to purchase shares of the common stock of Medisys, Inc. ("Medisys ") pursuant to the Medisys Stock Option Plan (the "Plan").

   WHEREAS, Medisys has become a wholly-owned subsidiary of Coram Healthcare Corporation, a Delaware corporation ("Coram"), pursuant to a merger transaction effected July ___, 1994 (the "Merger") in accordance with the terms and provisions of that certain Agreement and Plan of Merger dated as of February 6, 1994 and amended May 25, 1994 (the "Merger Agreement") by and among Coram, T2 Medical, Inc., Curaflex Health Services, Inc. HealthInfusion, Inc., Medisys, T2 Acquisition Company, CHS Acquisition Company, HII Acquisition Company and MI Acquisition Company.

   WHEREAS, the Option was outstanding at the time of the Merger and eligible for assumption by Coram in accordance with the provisions of the Plan and the agreement evidencing the Option (the "Option Agreement").

   WHEREAS, pursuant to Section 7.8 of the Merger Agreement, all options outstanding under the Plan at the time of the Merger, including the Option, were to be assumed by Coram and become options to purchase shares of Coram common stock.

   WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.243 share of Coram common stock for each outstanding share of Medisys common stock (the "Exchange Rate").

   WHEREAS, certain adjustments to the Option are necessary to reflect the effect of the assumption of that Option by Coram in connection with the Merger.

   NOW, THEREFORE, it is hereby agreed as follows:

   1. Coram hereby assumes all the duties and obligations of Medisys under the Option and hereby agrees to issue up to the number of shares of Coram common stock indicated below upon (i) the exercise of that Option in accordance with the provisions of the Option Agreement (as supplemented hereby) and (ii) the payment of the adjusted exercise price per share set forth below.





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
              MEDISYS                                 CORAM
            STOCK OPTION                          ASSUMED OPTION
            ------------                          --------------

   # of Shares                               # of Shares      Adjusted
      Medisys        Exercise                   Coram         Exercise
   Common Stock    Price/Share              Common Stock     Price/Share
   ------------    -----------              ------------     -----------




   2. The number of shares of Coram common stock purchasable under the Option hereby assumed (the "Assumed Option") and the exercise price per share payable thereunder have been adjusted to reflect the Exchange Rate at which the outstanding shares of Medisys common stock have been converted into shares of Coram common stock on the consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the Coram shares purchasable under the Assumed Option and the aggregate exercise price as adjusted hereunder payable for such shares will, immediately after the Merger, substantially equal and not exceed the spread which existed immediately prior to the Merger between the then aggregate fair market value of Medisys common stock subject to the Option and the aggregate exercise price in effect at such time under the Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of fair market value per option share to exercise price per share which existed under the Option immediately prior to the Merger.

   3. All references to the "Company" in the Option Agreement shall be deemed to include Coram, and all references to "Common Stock" shall be deemed to refer to the shares of Coram common stock now subject to the Assumed Option. For purposes of determining the holding period of any shares of Coram common stock delivered in payment of the exercise price of the Assumed Option, the period for which such shares were held as Medisys common stock prior to the Merger shall be taken into account.

   4. The Assumed Option shall continue to have a maximum ten (10)-year term measured from the original grant date of the Option, and all references to the "Grant Date" in the Option Agreement shall continue to relate to that original grant date. The Assumed Option, however, shall be subject to earlier termination in accordance with the provisions of the Option Agreement should the Optionee's service with Medisys terminate. However, for all purposes of the Option Agreement, the Optionee shall be deemed to continue in service status for so long as such individual continues in the employ of Medisys, Coram or any other Coram subsidiary now or hereafter existing.

   5. The Assumed Option shall be fully and immediately exercisable for all of the shares of Coram common stock subject to the Option and may be exercised for any or all of those shares at any time prior to the expiration date of the option term or the





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sooner termination of the Option in accordance with the provisions of the
Option Agreement.

   6. All notices to Medisys required or permitted to be given to the Medisys pursuant to the provisions of the Option Agreement shall be given to Coram at the following address:

                         ______________________________
                         ______________________________
                         ______________________________

   7. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of the Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Option Assumption Agreement.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Option Assumption Agreement to be executed on its behalf by its duly- authorized officer as of the ___ day of July 1994.


                                   CORAM HEALTHCARE CORPORATION


                                   By:    ________________________________
                                          ________________________________
                                   Title: ________________________________





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                                 ACKNOWLEDGMENT


   The undersigned hereby acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to the Option as assumed by Coram Healthcare Corporation are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                      ____________________________________
                                      OPTIONEE


Dated: ________________________, 1994





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